UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (date of earliest event reported): September 30, 2004
PRA INTERNATIONAL
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51029 (Commission File No.)	54-2040171 (I.R.S. Employer Identification No.)
12120 Sunset Hills Road
Suite 600
Reston, Virginia 20190
(Address of principal executive offices) (ZIP Code)
Registrant’s telephone number, including area code:
(703) 464-6300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On September 30, 2005, we entered into an amended employment agreement with Bruce A. Teplitzky, our executive vice president of business development. Under this agreement, Mr. Teplitzky will receive an annual salary of $195,000, will be eligible for salary increases which may be based on performance and competitive market factors, and will participate in our executive bonus plan with an annual bonus target of $120,000. This agreement will expire on February 28, 2006. If we terminate his employment without good cause or by reason of disability, if the agreement terminates by reason of death, or if Mr. Teplitzky terminates his employment for good reason, Mr. Teplitzky will be entitled to severance payments equal to twelve months base salary and benefits. If, within twelve months after a change of control of PRA International, Mr. Teplitzky is terminated without cause, is terminated by reason of disability, or terminates his employment for good reason, then Mr. Teplitzky will be entitled to severance payments equal to twenty four months base salary and benefits. Mr. Teplitzky is also entitled to a tax gross up in the event that any amounts payable to him in connection with a change of control are subject to the 20% excise tax applicable to excess parachute payments under Section 4999 of the Internal Revenue Code. This tax gross up is designed to put Mr. Teplitzky in the position he would have occupied if such excise tax did not apply. Mr. Teplitzky is subject to a noncompete for the duration of his employment and, following his termination, for a period of twelve months. The agreement defines good reason to mean a material breach by the Board, a diminution of his title, authority, duties or responsibilities, or the requirement to relocate more than 20 miles from his then current location.
     The foregoing description of Mr. Teplitzky’s employment agreement is qualified in its entirety by the full text of the agreement, which is filed as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
     (c) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement dated September 30, 2005 between PRA International and Bruce A. Teplitzky.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PRA INTERNATIONAL

Date: October 6, 2004	By:	/s/ Spiro Fotopoulos Spiro Fotopoulos
Managing Attorney